                                   OPTION AGREEMENT



                                       BETWEEN



                     THE REGENTS OF THE UNIVERSITY OF CALIFORNIA



                                         AND



                               IMAGENETICS INCORPORATED



                                         FOR



                             INVENTIONS MADE IN THE FIELD
                              OF MOLECULAR CYTOGENETICS

                                  TABLE OF CONTENTS



ARTICLE NO.   TITLE                                                        PAGE
-----------   -----                                                        ----
RECITALS.....................................................................  1
1.  DEFINITIONS..............................................................  4
2.  OPTION FOR EXCLUSIVE LICENSE.............................................  8
3.  OPTION FEE............................................................... 10
4.  EXERCISE OF THE OPTION................................................... 10
5.  TERMS TO BE NEGOTIATED................................................... 12
6.  PROGRESS REPORTS......................................................... 15
7.  PATENT PROSECUTION AND MAINTENANCE....................................... 16
8.  LIFE OF THE AGREEMENT.................................................... 19
9.  TERMINATION BY THE REGENTS............................................... 19
10.  TERMINATION BY OPTIONEE................................................. 20
11.  DISPOSITION OF PATENT PRODUCT(S)
     ON HAND UPON TERMINATION................................................ 20
12.  USE OF NAMES AND TRADEMARKS............................................. 21
13.  REPRESENTATIONS AND WARRANTS............................................ 21
14.  INDEMNIFICATION......................................................... 23
15.  NOTICES................................................................. 23
16.  ASSIGNABILITY........................................................... 24
17.  LATE PAYMENTS........................................................... 24
18.  WAIVER.................................................................. 25
19.  GOVERNING LAWS.......................................................... 25
20.  CONFIDENTIALITY......................................................... 25
21.  SUPPLY OF THE BIOLOGICAL MATERIALS...................................... 27
22.  MAINTENANCE OF THE BIOLOGICAL MATERIALS................................. 28
23.  MISCELLANEOUS........................................................... 29
     SCHEDULE A - PAGE 1A.................................................... 31
     SCHEDULE A - PAGE 2A.....................................................32
     SCHEDULE A - PAGE 3A.................................................... 33
     SCHEDULE B - PAGE 1B.................................................... 34
     SCHEDULE C - PAGE 1C.................................................... 35

Draft date:  2/25/94
Revised:  4/15/94

                                   OPTION AGREEMENT
                                         FOR
                INVENTIONS MADE IN THE FIELD OF MOLECULAR CYTOGENETICS

    THIS OPTION AGREEMENT (the "Agreement") is made and is effective this 1st day of July, 1994, by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550, hereinafter referred to as "The Regents", and IMAGENETICS INCORPORATED, an Illinois corporation, having a principal place of business at 150 West Warrenville Road, P.O. Box 3011, Naperville, Illinois 60566-7011, hereinafter referred to as the "Optionee".

                                       RECITALS

    WHEREAS, certain inventions, generally characterized as specific nucleic acids, gene products, and gene expression pathways, herein collectively referred to as "the Invention(s)", were made in the course of research at the University of California, San Francisco (UCSF) in the Division of Molecular Cytometry under the direction of Joe W. Gray, Daniel Pinkel, Maria Pallavicini, Frederic Waldman, Burt Feurstein, Brian Mayall, and Ronald Jensen ("Principal Investigators") and are covered by Regents' Patent Rights as defined below;

    WHEREAS, The Regents owns an undivided interest in U.S. Patent No. 4,468,464 entitled "Process and Composition for Biologically Functional Molecular

Chimeras" by S. Cohen, et al. and issued August 28, 1984, U.S. Patent No. 4,740,470 entitled "Biologically Functional Molecular Chimeras" by S. Cohen, et al. and issued April 26, 1988, and U.S. Patent No. 4,237,224 entitled "Process and Composition for Biologically Functional Molecular Chimeras" by S. Cohen, et al. and issued December 2, 1980, which patents may prevent the practice of Invention(s) claimed in Regents' Patent Rights contained in Paragraph 1.5 of this Agreement;

    WHEREAS, if it is necessary for Optionee to be licensed under the aforementioned U.S. Patent No. 4,468,464, U.S. Patent 4,740,470, or U.S. Patent No. 4,237,224 to practice the Invention(s) claimed in Regents' Patent Rights, then Optionee shall obtain the necessary licenses from Stanford University; in no case do the rights and options granted to Optionee under the terms of this Agreement cover U.S. Patent No. 4,468,464, U.S. Patent No. 4,740,470, or U.S. Patent No. 4,237,224;

    WHEREAS, funding for any Invention made in the conduct of Research performed under this Agreement is provided in part by the U.S. Department of Health and Human Services (DHHS);

    WHEREAS, under 35 USC Section 200-212, The Regents may elect to retain title to any invention (including Inventions) made by it under U.S. Government funding;

    WHEREAS, if The Regents elects to retain title to the Invention, then the law requires that The Regents grant to the U.S. Government a nontransferable, paid-up, monexclusive, irrevocable license to use the Invention by or on behalf of the U.S. Government throughout the world;

    WHEREAS, The Regents and Optionee entered into a Research Agreement entitled "Research Agreement for the Development of Molecular Cytogenetics" dated July 1, 1994 to provide funding by Optionee to the Principal Investigators at UCSF to perform research in the detection and treatment of disease related to chromosome abnormalities ("Research Agreement");

    WHEREAS, under the terms of the Research Agreement, Optionee may elect to include patent applications and resulting patents covering Invention(s) arising in the conduct of work performed under the Research Agreement in this Agreement;

    WHEREAS, The Regents and Optionee entered into a License Agreement entitled "Exclusive License Agreement to Inventions Made in the Field of Molecular Cytogenetics", effective July 1, 1994, ("License Agreement") and Optionee may elect to include patent applications and resulting patents covered under the terms of this Agreement in the License Agreement;

    WHEREAS, if Optionee elects to include patent applications and resulting patents covering Invention(s) arising in the conduct of work performed under the Research Agreement under the terms of this Agreement, then prior to exercise of the option and inclusion of such patent applications and resulting patents into the License Agreement, Optionee shall provide The Regents with a Plan of Commercialization required under the terms of this Agreement covering commercial development of the Invention(s) claimed in such patent applications and resulting patents, and thereafter, Optionee and The Regents shall negotiate the following terms to be included in the License Agreement based on the information contained in the Plan of Commercialization: a) license issue fee (Paragraph 4.1); b) royalty rate (Paragraph 5.1); c) minimum annual royalties (Paragraph 5.4); and d) diligence provisions in the form of specific performance milestones (Paragraph 6.4);

    WHEREAS, Optionee is desirous of acquiring exclusive licenses to any and all of Regents' Patent Rights covering the Invention(s) arising in the conduct of work performed under the Research Agreement in Optionee's Field, subject to rights granted by to the U.S. government as hereinafter described;

    WHEREAS, the Invention(s) has utility for the detection and treatment of chromosome abnormalities relating to specific diseases, and the Optionee has an interest in obtaining rights to pursue the evaluation of commercial development of the Invention(s) in Optionee's Field; and

    WHEREAS, The Regents desires to grant such rights to Optionee in order that the Invention(s) be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

    The parties agree as follows:

                                   1.  DEFINITIONS

    As used in this Agreement, the following terms shall have the meaning set forth below:

    1.1 "Research" means investigations leading to the development of information, reagents and/or techniques useful for and/or resulting in identification and/or characterization of the following:

         1)   genetic abnormalities
         2)   genes
         3)   gene transcripts
         4)   gene products

relevant to human genetic disease and for their detection or characterization.

    1.2 "Research Agreement" means the agreement entitled "Research Agreement for the Development of Molecular Cytogenetics" between The Regents and Licensee dated July 1, 1994, for the conduct of Research and any extensions or renewals thereof, and incorporated herein by reference. In the event of any inconsistencies between the Research Agreement and this Agreement, the terms of this Agreement shall control.

    1.3 "Research Information" means technical data, processes, methods, inventions, compositions-of-matter, and biological materials, equipment, instruments, apparatuses, devices, articles of manufacture or component parts(s) thereof developed under or resulting from the performance of Research under the Research Agreement and improvements thereof, except for improvements on new subject matter not funded by Licensee. In the event that computer software or information management systems are created or developed in the performance of Research under the Research Agreement such computer software or information management systems shall be treated as Research Information. There shall be no transfer of the physical possession of equipment, instruments, apparatuses, devices, articles of manufacture or component part(s) thereof (except biological materials) comprising Research Information.

    1.4 "Regents' Patent Rights" means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents and requested under Paragraph 1.3 infra, including any reissues, extensions, substitutions, continuations, divisions and continuations-in-part (only to the extent, however, that claims in the continuations-in-part are entitled to the priority filing date of the parent patent application) based on and including any subject matter claimed in or covered by any of the following:

         (1.4a) Any future patent rights to subject matter claimed in or covered by a patent application(s) covering any Inventions elected by Licensee under the provisions of Article VIII of the Research Agreement.


    1.5 "Patent Products" means (a) any kit, composition of matter, material, or product; (b) any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method, or any kit, composition of matter, material, or product produced by the Patent Method, or
(c) the practice of the Patent Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more claims of Regents' Patent Rights during the term of the patent grant, in countries in which such claim or claims have issued and have not expired, been abandoned, disclaimed, or found invalid or unenforceable.

    1.6 "Unprotected Products" means (a) any kit, composition of matter, material, or product; (b) any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Unprotected Method, or any kit, composition of matter, material, or product produced by the Unprotected Method, or (c) the practice of the Unprotected Method itself to the extent the manufacture, use, or sale of (a), (b), or (c) immediately above falls within the scope of one or more pending claims within Regents' Patent Rights during the period and in such countries in which such claim or claims have not issued, and have not expired, been abandoned, disclaimed, or found invalid or unenforceable, such period not to exceed five years from the date in which the subject matter is first introduced in a patent application in each country that such patent application is filed.

    1.7 "Patent Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement, an infringement of an unexpired claim of a patent within Regents' Patent Rights in that country in which the Patent Method is used or practiced.

    1.8 "Unprotected Method" means any process or method the use or practice of which would constitute in a particular country, but for the license granted to the Licensee pursuant to this Agreement an infringement of any unabandoned, pending claim of a patent application within Regents' Patent Rights if such patent application in that country in which the Unprotected Method is used or practiced had issued.

    1.9  "Product(s)" means Patent Products and Unprotected Products.

    1.10 "Method" means Patent Method and Unprotected Method.

    1.11 "Field" means research Product, diagnostic Product, and therapeutic Product based on (a) detection of normal or altered specific nucleic acid sequences, gene products, specific nucleic acid sequences, or gene expression pathways, or (b) therapies targeted to specific nucleic acid sequences, gene products, or gene expression pathways, provided that the Products in (a) or (b) above do not employ or are not employed in the technique of IN SITU hybridization.

    1.12 "Affiliate(s)" of a party means any entity which, directly or indirectly, controls such party, is controlled by such party or is under common control with such party ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law shall not permit foreign equity participation of a majority, then an "Affiliate" shall include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Licensee herein shall be meant to include its Affiliates.

    1.13 "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Licensee to constitute a vehicle for a joint venture, which separate entity manufacture, uses, purchases, sells, or acquires a Product from Licensee. Each reference to Licensee herein shall be meant to include its Joint Ventures.

    1.14 "License Agreement(s)" means any agreement(s) entered into by The Regents and Optionee entitled "Exclusive License Agreement to Inventions Made in the Field of Molecular Cytogenetics", effective July 1, 1994, which grants Optionee the exclusive right to make, use, distribute, or sell Products covered by the Regents' Patent Rights.

                           2.  OPTION FOR EXCLUSIVE LICENSE

    2.1 Subject to the limitations set forth in this Agreement and subject to the licenses granted to the U.S. Government set forth in Paragraph 13.2 infra, The Regents hereby grants to Optionee under the Regents' Patent Rights, a royalty-free right to practice the Method and a royalty-free right to make and use the Product(s) for the development, test, and evaluation of such Product(s) to evaluate Optionee's interest in exercising the option specified in Paragraph 2.2 infra.

    2.2 Subject to the limitations set forth in this Agreement and subject to the licenses granted to the U.S. Government set forth in Paragraph 13.2 infra, The Regents hereby grants to Optionee a time-limited option to separately negotiate in good faith the outstanding terms of the License Agreement specified in Article 5 (TERMS TO BE NEGOTIATED) for an exclusive license to patent applications and patents contained in Regents' Patent Rights claiming each separate Product if Optionee exercises its option pursuant to Article 4 (EXERCISE OF THE OPTION).

    2.3 The terms of the option set forth in Paragraph 2.2 supra for each patent applications and patents contained in Regents' Patent Rights claiming a Product shall be for eighteen (18) months commencing on the date Optionee elected to include such patent applications and patents in this Agreement. Optionee shall be entitled to renew the eighteen (18) month term of the option set forth in this Paragraph 2.2 for such patent application for a period of one
(1) additional year, provided that Optionee pays an option renewal fee for that Product as specified in Paragraph 3.1 infra.

    2.4 This Agreement does not constitute a license to make, have made, use, or sell Product(s) or to practice the Method except for the sole purpose of conducting research and evaluating Optionee's interest in exercising its option. In no case, however, shall Optionee sell Products under the terms of this Agreement.

    2.5 The licenses granted in Paragraph 3.1 hereunder shall be subject to the rights of the U.S. Government in the Research including those set forth in 35 U.S.C.

200-212 and applicable governmental implementing regulations.

    2.6 Nothing in this Agreement shall be deemed to limit The Regents' right to publish and use technical data from any research performed by The Regents, Research Information, and Regents' Patent Rights relating to the Invention(s) and to make and use Products, Methods, and associated technology for educational and research purposes.

                                    3.  OPTION FEE

    3.1 As consideration for all the rights granted to Optionee herein, Optionee shall pay to The Regents an option fee of Twenty-Five Thousand Dollars ($25,000.00) for each U.S. patent application(s) and U.S. patent(s) claiming a Product elected by Optionee to be included in Regents' Patent Rights. If Optionee elects to renew the term of the option covering the Product in accordance with the terms of Paragraph 2.3 supra, then Optionee shall pay to The Regents an option renewal fee of Twenty-Five Thousand Dollars ($25,000.00) for the renewal option period for the U.S. patent application(s) and U.S. patent(s) claiming such Product.

    3.2 These fees are nonrefundable, noncreditable, and not an advance against reimbursement for any patent costs or fees due The Regents in this Agreement or reimbursement for any patent costs, fees, or royalties due The Regents specified in the License Agreement.

                              4.  EXERCISE OF THE OPTION

    4.1 If Optionee elects to exercise its rights to enter negotiations to include the patent applications and patents claiming a Product in the License Agreement, then Optionee shall notify The Regents in writing pursuant to Article 15 (NOTICES) prior to the expiration of this Agreement. Failure of Optionee to so notify The Regents of its election hereunder shall be deemed to be an election by Optionee not to secure a license.

    4.2 Within thirty (30) days after Optionee's notification to The Regents pursuant to Paragraph 4.1 immediately above, Optionee shall specify in writing those particular patent applications, patents, and territories for which it desires a license covering the Product from The Regents and those in which it has no interest. Such notification shall include a copy of a Plan of Commercialization covering the specific Product(s) to be made, used, or sold by Optionee. "Plan of Commercialization" means a reasonably detailed plan containing information regarding, but not limited to, a development plan outlining specific performance milestones and timetable for a Product's commercial development and its introduction to the market place, projected sales for the Product, the date of the anticipated first commercial sale of a Product, projected costs and profits for such Product, and other terms commonly included in business plans. Failure of Optionee to provide a Plan of Commercialization to The Regents in accordance with this Paragraph 4.2 shall be deemed to be an election by Optionee not to secure a license.

    4.3 With respect to Optionee's election not to secure a license under Paragraph 4.1 or 4.2 to any patent application claiming both an ISH Invention and a Non-ISH Invention, Optionee's election will not be deemed to be an abandonment or termination of rights to an ISH Invention under the 1st License Agreement.

    4.4 Within two (2) months after Optionee's notification to The Regents of its election to exercise its option, Optionee and The Regents shall enter into good-faith negotiations for the purpose of negotiating the outstanding terms and conditions of the License Agreement specified in Article 5 (TERMS TO BE NEGOTIATED).

                              5.  TERMS TO BE NEGOTIATED

    5.1 If Optionee exercises its rights to patent applications and patents claiming a specific Product under Article 4 (EXERCISE OF THE OPTION), then Optionee and The Regents shall thereafter negotiate in good-faith to determine the following provisions covering each such Product to be included in the terms of the License Agreement:

         (5.1a) the cash amount of the license issue fee for each Product licensed hereunder to be paid to The Regents; the cash amount of the license issue fee shall reflect the Product's value and shall be based on information contained in the Plan of Commercialization for that Product;

         (5.1b) the royalty rate based on each Product to be included in the License Agreement. The basis for the negotiated royalty rate shall be the profitability of each Product calculated in accordance with the information contained in the Plan of Commercialization provided to The Regents by Optionee for each such Product;

         (5.1c) the amount of minimum annual royalty payments to be paid to The Regents for each Product; these minimum annual royalties shall be paid to The Regents and shall be based on a percentage of the anticipated income due The Regents from royalty income based on the anticipated net sales of a Product; a U.S. dollar amount comprising the minimum annual royalties shall be paid to The Regents on dates established by the parties during the good-faith negotiation in which market introduction is expected for a Product based on information provided in the Plan of Commercialization; the minimum annual royalties shall be paid to The Regents in the negotiated amounts and at the negotiated times whether or not a Product is available for sale in any country;

         (5.1d) diligence provisions in the form of specific performance milestones representing technical and regulatory achievements needed to be attained in order to commercialize each Product elected hereunder and the corresponding date each such milestone will be met by Optionee; the negotiation establishing specific performance milestone and the corresponding date it will be met will be based on information provided in the Plan of Commercialization for each Product;


    5.2 Upon successful conclusion of the negotiation pursuant to Subparagraphs 5.1a through 5.1d supra, the terms agreed upon by the parties hereto covering each Product or Method claimed in a patent application(s) and patent(s) issuing thereon and elected by Optionee to be included in the License Agreement shall be set forth in Appendix A thereof, which shall be attached thereto and incorporated therein.

    5.3 If Optionee and The Regents are unsuccessful in establishing terms and conditions covering each Product or Method in accordance with the provisions of Subparagraphs 5.1a through 5.1d supra, then either party may refer any controversy or claim arising out of or relating to this Article 5 (TERMS TO BE NEGOTIATED) binding arbitration under the provisions of this Paragraph 5.3 by so notifying the other party in writing in accordance with the provisions of
Article 15 (NOTICES) stating the nature of the dispute to be resolved.

    5.4 Within fifteen (15) business days following such notice three arbitrators shall be selected by the following process:

         (5.4a) Each party shall designate one individual, not an employee, director, paid consultant, or shareholder of the party to serve as an arbitrator; and

         (5.4b) These two arbitrators shall select a third individual, who shall be an attorney experienced in arbitration proceedings, to serve as the third arbitrator and to preside in resolution of the dispute. The third arbitrator shall not be an employee, director or shareholder of either party.

    5.5 Promptly after selection of the three arbitrators, the arbitrators shall meet with the parties at which time the parties shall each present in writing the issue to be resolved and a proposed ruling on it. Such writing shall be served on the other party in advance and be limited to no more than twenty (20) pages.

    5.6 The following general provisions shall apply to the arbitration proceeding:

         (5.6a) No later than thirty (30) days after the appointment of the third arbitrator, the arbitrators shall set a date for a hearing to resolve the issue identified by the parties. The hearing shall take place no later than one hundred twenty
                   (120) days from the original notice requesting arbitration;

         (5.6b)    The arbitrators shall permit the taking of not more than one
                   (1) deposition by each party, and shall permit, subject to the provisions of a mutually agreeable protective order, the production of only those documents immediately and directly bearing on the issue or issues subject to arbitration and only to the extent necessary for the convenience and use of the arbitrators, and shall not require or permit any other discovery by any means, including, but not limited to, depositions interrogatories or production of documents;

         (5.6c) No later than ten (10) business days prior to the hearing, each party may submit a single written brief or memorandum in support of its position which may be no more than twenty
                   (20) pages. Each party shall be entitled to no more than three (3) hours of hearing to present testimony or documentary evidence. Such time limitation shall include any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the arbitrators to determine whether each party has had the three (3) hours to which it is entitled or may, upon good cause shown, have additional time to present its case;

         (5.6d) Each party shall have the right to be represented by counsel. The arbitrators shall have sole discretion with regard to the admissibility of evidence. Admissibility will be decided by two-thirds vote; and

         (5.6e) Within fifteen (15) days of the conclusion of the hearing, each party must submit a proposal finding to the arbitrators.

    5.7 The arbitrators shall rule on the disputed issue within thirty (30) days following the completion of the testimony of both parties. Such ruling shall adopt in their entirety the proposed findings of one of the parties on the disputed issue, or the arbitrators shall propose alternative findings. The issue shall be resolved upon two-thirds vote of the arbitrators.

    5.8 Arbitration shall take place in the location of choice of the party who has not requested arbitration, but such location shall be in the state of California.

    5.9 The arbitrators shall be paid reasonable fees plus expenses, which shall be shared equally between The Regents and Optionee.

    5.10 The decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction.

                                 6.  PROGRESS REPORTS

    6.1 Beginning six (6) months from the election by Optionee to include patent applications under Paragraph 1.1 supra (Regents' Patent Rights), Optionee shall submit to The Regents a progress report covering the Optionee's activities related to the development and testing of each Product covered by this Agreement. Such progress report shall thereafter be submitted semi-annually.

    6.2 The progress reports submitted under Paragraph 6.1 immediately above shall include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of each Product:

         -    summary of work completed

         -    key scientific discoveries

         -    summary of work in progress

                        7.  PATENT PROSECUTION AND MAINTENANCE

    7.1 The Regents shall diligently prosecute and maintain the United States and foreign patent applications and patents comprising Regents' Patent Rights using counsel of its choice. The Regents shall promptly provide Optionee with copies of all relevant documentation so that Optionee may be currently and promptly informed and apprised of the continuing prosecution, and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Optionee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office or The Regents must act to preserve Regent's Patent Rights, The Regents shall be free to respond appropriately without consideration of Optionee's comments, if any. Both parties hereto agree to keep this documentation in confidence in accordance with the provisions of Article 20 (CONFIDENTIALITY) herein. The Regents' counsel will take instructions only from The Regents. The Regents shall retain counsel of its choice that is reasonably acceptable to Licensee, provided, however, that if Licensee rejects The Regents' choice of counsel three (3) times consecutively (i.e., three different new attorneys), then The Regents shall be free, in its sole discretion, to choose an attorney of its choice.

    7.2 The Regents shall use all reasonable efforts to amend any patent application to include claims requested by the Optionee and required to protect each Product contemplated to be sold or Method to be practiced under the License Agreement.

    7.3 The Regents shall, at the request of Optionee, file, prosecute, and maintain patent applications and patents covered by Regents' Patent Rights in foreign countries if available. The Optionee must notify The Regents within seven (7) months of the filing of the corresponding United States application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing shall be in writing and must identify the countries desired. The absence of such a notice from the Optionee to The Regents within the seven (7) month period shall be considered an election by Optionee not to request The Regents to secure foreign patent rights on behalf of the Optionee. The Regents shall have the right to file patent applications at its own expense in any country Optionee has not included in its list of desired countries, and such applications and resultant patents, if any, shall not be included in the licenses granted under this Agreement. However, The Regents shall notify Optionee of such foreign countries in which The Regents filed patent applications and in which Optionee elected not to secure foreign rights. Subject to the availability of relevant rights, Optionee shall have the right and option to include in the License Agreement (if not already licensed exclusively to a third party) those patent applications and patents issuing thereon filed in countries not originally included in Optionee's desired list at any time up to five (5) years from the filing date of such patent applications, provided, however, that Optionee shall notify The Regents in writing of its decision and shall share equally with other licensees in all filing, prosecution, and maintenance fees for such additional patents and patent applications.

    7.4 1/n of past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the maintenance of patents covered by Regents' Patent Rights in Paragraph 1.5 shall be borne by Optionee. The costs of all interferences and oppositions shall be considered prosecution expenses and also shall be borne by Optionee. Optionee shall reimburse The Regents for all costs and charges within thirty (30) days following receipt of a proper itemized invoice from The Regents to which relevant law firm billings shall be attached. For purposes of this Paragraph, "n" means the number of Regents' licensees to Regents' Patent Rights. But, the United States Government shall not be considered a licensee of The Regents.

    7.5 The Optionee's obligation to underwrite and to pay patent filing costs and related costs, prosecution and maintenance costs shall continue for so long as this Agreement covers the relevant patent application and patent issuing thereon, provided, however, that the Optionee may terminate its obligations with respect to any patent application or patent in any or all designated countries upon three (3) months written notice to The Regents. The Regents will use its best efforts to curtail the associated patent costs after such a notice is received from the Optionee. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Optionee shall have no further right or licenses thereunder.

                              8.  LIFE OF THE AGREEMENT

    8.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the effective date recited on page one and shall remain in effect for the term of any outstanding option under Paragraph 2.3.

    8.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

         Article 12          Disposition of Product on Hand Upon Termination

         Article 13          Use of Names and Trademarks

         Article 14          Indemnification

         Article 17          Late Payments

         Article 20          Confidentiality

    8.3 Any termination of this Agreement shall not relieve Optionee of its obligation to pay any monies due or owing at the time of such termination and shall not impair any accrued right of The Regents or Optionee.

                            9.  TERMINATION BY THE REGENTS

    9.1 If Optionee should violate or fail to perform any term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to Optionee. If Optionee should fail to repair such default within sixty (60) days of the effective date of such notice, then The Regents shall have the right to terminate this Agreement and the rights herein by a second written notice ("Notice of Termination") to Optionee. If a Notice of Termination is sent to Optionee, then this

Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve Optionee of its obligation to pay any fees owing at the time of such termination and shall not impair any accrued right of The Regents. These notices shall be subject to Article 15 (NOTICES).

                             10.  TERMINATION BY OPTIONEE

    10.1 Optionee shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to Article 15 (NOTICES) and termination of this Agreement shall be effective sixty (60) days from the effective date of such notice.

    10.2 Any termination pursuant to Paragraph 10.1 immediately above shall not relieve Optionee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Optionee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

          11.  DISPOSITION OF PATENT PRODUCT(S) ON HAND UPON TERMINATION

    11.1 Upon termination of this Agreement or election by Optionee not to include patent applications and patents issuing thereon claiming a Product in the License Agreement, Optionee shall destroy or return to the Principal Investigators the relevant Product(s) in its possession within fifteen (15) days following the effective date of its election of termination of this Agreement. Optionee shall provide The Regents within thirty (30) days following said termination date with written notice that the relevant Product(s) have been destroyed.

                           12.  USE OF NAMES AND TRADEMARKS

    12.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation, or simulation of any of the foregoing). Unless required by law, the use by Optionee of the name, "The Regents of the University of California" or the name of any campus of the University of California is expressly prohibited.

    12.2 It is understood that The Regents shall be free to release to the inventors and senior administrative officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, then The Regents shall request that such terms and conditions not be disclosed to others. It is further understood that should a third party inquire whether a license to Regents' Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 to such third party, but shall not disclose the name of Optionee, except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

                          13.  REPRESENTATIONS AND WARRANTS

    13.1 Optionee represents and warrants the following:

         (13.1a) Optionee shall fund Research under and according to the Research Agreement, which Research shall be under the direction of the Principal Investigators.

    13.2 The Regents represents and warrants the following:

         (13.2a) Regents' Patent Rights were developed under funding provided in part by the Department of Health and Human Services
                   (DHHS);

         (13.2b) Pursuant to 35 USC 200-212, The Regents may elect to retain title to any invention (including the Inventions) made by it under U.S. Government funding;

         (13.2c) If The Regents elects to retain title to the Inventions, The Regents is required by law to grant to the U.S. Government a nontransferable, paid up, non-exclusive, irrevocable license to use the Inventions by or on behalf of the U.S. Government throughout the world.

    13.3 The Regents represents to the best of its knowledge and accordingly warrants that:

         (13.3a)   Invention(s) are provided WITHOUT WARRANTY OF
                   MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT EACH PATENT PRODUCT, UNPROTECTED PATENT PRODUCT, OR METHOD WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT;

         (13.3b) IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS OPTION OR THE USE OF THE INVENTION(S), METHOD, UNPROTECTED PATENT PRODUCT, OR PATENT PRODUCT;


         (13.3c) Nothing in this Agreement shall be construed as a warranty or representation by The Regents as to the validity, enforceability, or scope of any of Regents' Patent Rights; a warranty or representation that anything made, used, sold, or otherwise disposed of under any rights granted in this Agreement is or will be free from infringement of patents of third parties; an obligation to bring or prosecute actions or suits against third parties for patent infringement; or conferring by implication, estoppel or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regents' Patent Rights (specifically, The Regents does not grant to Optionee any rights under U.S. Patent No. 4,468,464, U.S. Patent No. 4,237,224 and U.S.
                   Patent No. 4,740,470 set forth in the Recitals of this Agreement); or an obligation to furnish any know-how that does not constitute Research Information not provided under the Research Agreement or Regents' Patent Rights.


                                 14.  INDEMNIFICATION

    14.1 Optionee agrees to indemnify, hold harmless, and defend The Regents, its officers, employees, and agents; the sponsors of the research that led to the Invention; the inventors (and their employers) of any invention covered by any patents and patent applications comprising Regents' Patent Rights, Invention, Method, and Product(s) contemplated hereunder against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of anything performed under this Agreement.

                                     15.  NOTICES

    15.1 Any payment, notice, or other communication required or permitted to be given to either party hereto shall be in writing and shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) on the fourth day after mailing if mailed by first-class certified mail, postage paid, to the respective address given below, or to such other address as it shall designate by written notice given to the other party as follows:

In the case of the Optionee: IMAGENETICS INCORPORATED
                             150 West Warrenville Road
                             P. 0. Box 3011
                             Naperville, Illinois 60566-7011
                             Attention:  Vice President, Research & Development


In the case of The Regents:  THE REGENTS OF THE UNIVERSITY
                                   OF CALIFORNIA
                             Office of Technology Transfer
                             1320 Harbor Bay Parkway, Suite 150
                             Alameda, California 94502
                             Attention: Director


                                  16.  ASSIGNABILITY

    16.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, this Agreement shall be personal to the Licensee and shall be assignable by the Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld, except that Licensee may freely assign this Agreement to an Affiliate or to a business entity that acquires all or substantially all of the business or assets of the Licensee and that assumes, in writing, the performance of all provisions of this Agreement, the 2nd License Agreement, and the Research Agreement.

                                  17.  LATE PAYMENTS

    17.1 In the event royalty payments, fees, or patent prosecution costs are not received by The Regents when due, Optionee shall pay to The Regents interest charges at the rate of five percent (5%) plus the rate of interest which is charged by the San Francisco Federal Reserve Bank to member banks twenty-five
(25) days prior to the date the payment was due. Such interest shall be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Optionee under this Paragraph 17.1 shall in no way affect the provision of Article 18 (WAIVER) herein.

                                     18.  WAIVER

    18.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                                 19.  GOVERNING LAWS

    19.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

                                 20.  CONFIDENTIALITY

    20.1 Optionee and The Regents respectively shall treat and maintain the other party's proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information (hereinafter referred to as "Proprietary Information") in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five
(5) years after the date of termination of this Agreement, provided that all Proprietary Information shall be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, then it shall be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Optionee may disclose Proprietary Information to its employees, agents, consultants, and contractors, or as is deemed necessary by Optionee for any purpose set forth or relating to this Agreement, provided that any such parties are bound by a like duty of confidentiality.

    (20.1a) Nothing contained herein shall in any way restrict or impair the right of Optionee or The Regents to use, disclose, or otherwise deal with any Proprietary Information:

        i) which recipient can demonstrate by written records was previously known to it; or

       ii) which is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; or

      iii) which is lawfully obtained without restrictions by recipient from sources independent of the disclosing party; or

       iv) which is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; or

        v) which is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

       vi) which The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.


If The Regents is required to disclose Optionee's Proprietary Information pursuant to

Subparagraphs (iv) and (vi) above, The Regents shall give Licensee ten (10) days notice prior to disclosure.

    20.2 The Optionee and The Regents agree to destroy or return to the disclosing party Proprietary Information received from the other in its possession within fifteen (15) days following the effective date of termination. However, each party may retain one copy of proprietary information for archival purposes in nonworking files. Optionee and The Regents agree to provide each other, within thirty (30) days following termination, with a written notice that Proprietary Information has been returned or destroyed.

                       21.  SUPPLY OF THE BIOLOGICAL MATERIALS

    21.1 The Regents agrees to initially supply Optionee with viable samples of the biological materials comprising Research Information (to the extent that such biological materials are in a form acceptable for transfer) within thirty
(30) days upon request from Optionee up until three (3) months after termination of the Research Agreement. To the extent Optionee requires and requests additional samples from The Regents during the term hereof, and The Regents has such additional samples in its possession, The Regents agrees to supply such additional samples. Optionee agrees to pay the actual handling and shipping costs for any additional samples provided.

    21.2 To the extent Optionee is able to produce biological materials, reagents, compositions, and materials derived from Research Information, and subject to prudent and reasonable business judgment, Optionee shall make reasonable efforts to provide biological materials, reagents, compositions, and materials derived from

Research Information at no charge to The Regents for research purposes only in the Division of Molecular Cytometry or in research programs at Lawrence Berkeley Laboratory under the direction of Joe W. Gray and Daniel Pinkel. In the event Optionee provides biological materials, reagents, compositions, and materials to The Regents, such biological materials, reagents, compositions, and materials are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Optionee's obligations to provide materials shall not exceed a fair market value for such materials in excess of one hundred fifty thousand dollars ($150,000).

                     22.  MAINTENANCE OF THE BIOLOGICAL MATERIALS

    22.1 The Regents agrees to instruct the Principal Investigators that when circulating replicable biological materials comprising Research Information to third parties to do so under the terms and conditions set forth in the Biological Material Transmission Letter attached hereto as Schedule A. The Regents expressly reserves the right to transfer replicable biological materials comprising Research Information as provided in this Paragraph 16.1 to Universities and nonprofit research organizations to the extent that such transfer does not compete with Optionee. The Regents shall inform Optionee of third party requests for biological materials and shall provide Optionee with a copy of the fully-executed copy of the Biological Material Transmittal Letter. The Regents shall inform Optionee of comments, suggestions, and information provided The Regents by recipients of biological material. Optionee shall not interfere with The Regents efforts to bail these materials to third parties.

    22.2 The Optionee agrees not to transfer the replicable biological materials comprising Research Information (to the extent that such materials are not part of any Product sold by Optionee) that are not freely available to others accept to Affiliates, Joint Ventures, sublicensees, and potential sublicensees.

                                  23.  MISCELLANEOUS

    23.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    23.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

    23.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

    23.4 This Agreement and the Research Agreement embody the entire understanding of the parties and shall supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

    23.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

    IN WITNESS WHEREOF, both The Regents and Optionee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

IMAGENETICS INCORPORATED     THE REGENTS OF THE UNIVERSITY
                                   OF CALIFORNIA


By /s/ John L. Bishop        By /s/ Carl B. Wootten
  -----------------------       ---------------------------
         (Signature)                   (Signature)


Name   John L. Bishop        Name   Carl B. Wootten
    ---------------------        --------------------------
        (Please Print)


Title   President            Title:  Director
    --------------------              Office of Technology Transfer


Date   June 7, 1994          Date    7/11/94
    ---------------------        --------------------------

                                                      [STAMP]

                                 SCHEDULE A - PAGE 1A

                 University of California/San Francisco Campus (UCSF)

                    Instructions for Standard Letter Transmitting
                       Biological Materials to Universities and
                                Nonprofit Institutions

    The attached letter is authorized for use by University of California/(UCSF) Principal Investigators and Administrators ONLY with Scientists at other UNIVERSITIES AND NONPROFIT RESEARCH INSTITUTIONS when transmitting cell lines, plasmids and the like for non-commercial research purposes.

    1. Choose the appropriate form of university or nonprofit research institution in paragraph 2.

    2. Choose whether or not to include the phrase "our cooperative" in paragraph 2.

    3. Insert in paragraph 4 the amount of processing charge. If the material is to be shipped at no charge, insert the words "no charge".

    4.   Send the letter IN DUPLICATE to the other scientists.

    5. Do not send biological materials until you receive the duplicate copy executed by both the scientist and the other institution.

    6.   Send a copy of the fully executed letter agreement to:

         Carl B. Wootten
         Director
         Office of Technology Transfer
         1320 Harbor Bay Parkway
         Suite 150
         Alameda, CA 94501

    7. Any changes in the wording of this standard letter must be reviewed by the Director of the Office of Technology Transfer before acceptance.

Note: Do not use this letter for the exchange of living plants. A separate "Testing Agreement for the Plant Varieties" is available for that purpose.

                                 SCHEDULE A - PAGE 2A

              SAMPLE LETTER FOR USE PRIOR TO TRANSMISSION OF BIOLOGICAL
               MATERIALS TO INVESTIGATORS AT UNIVERSITIES OR NON-PROFIT
                                RESEARCH INSTITUTIONS


                                       (date)


                                     IN DUPLICATE

To:_____________________

    This is to (acknowledge receipt of your letter) (confirm our telephone conversation) in which you requested certain research materials developed in this laboratory be sent to you for scientific research purposes. The materials concerned, which belong to The Regents of the University of California/San Francisco Campus (UCSF) are:__________________________________________.

    While I cannot transfer ownership of these materials to you, I will be pleased to permit your use of these materials within your (university) (Non-Profit Research Institution) laboratory for (our cooperative) scientific research. However, before forwarding them to you, I require your agreement that the materials will be received by you only for use in (our cooperative work) (scientific research), that you will bear all risk to you or any others resulting from your use, and that you will not pass these materials, their progeny or derivatives, on to any other party or use them for commercial purposes without the express written consent of The Regents of the University of California. You understand that no other right or license to these materials, their progeny or derivatives, is granted or implied as a result of our transmission of these materials to you.

    These materials are to be used with caution and prudence in any experimental work, since all of their characteristics are not known.

    As you recognize, there is a processing cost to us involved in providing these materials to you. We will bill you for our processing costs, which will amount to $___________________.

    If you agree to accept these materials under the above conditions, please sign the enclosed duplicate copy of this letter, then have it signed by an authorized representative of your institution, and return it to me. Upon receipt of that confirmation I will forward the material(s) to you.

                                 SCHEDULE A - PAGE 3A

(Note: other paragraphs discussing the relevant literature, the nature of the work, hazards relating to materials to be sent etc. may be appropriate. These will vary depending on the individual circumstances and the relationship between the two parties previously established. Be sure to retain a signed copy when received and send a photocopy of the completed agreement to the University of California Patent Administrator, Office of Technology Transfer, Systemwide Administration, 1320 Harbor Bay Parkway, Suite 150, Alameda, CA 94502)


                                            Sincerely yours,



ACCEPTED:

RESEARCH INVESTIGATOR

-------------------
Printed Name

-------------------
(Signature)

-------------------
Date


RESEARCH UNIVERSITY OR
NON-PROFIT INSTITUTION

-------------------
Printed Name

-------------------
(Signature)

-------------------
Date

                            SCHEDULE B - PAGE 1B


    The PRINCIPAL INVESTIGATORS listed below understand and agree to abide by the terms and conditions of Articles 22 (MAINTENANCE OF THE BIOLOGICAL MATERIALS) of this Agreement between The Regents of the University of California and Imagenetics Incorporated effective July 01, 1994 and to instruct all relevant personnel working within their laboratory to act accordingly. Said paragraph reads, in part, as follows:

    16.1 THE REGENTS AGREES TO INSTRUCT THE PRINCIPAL INVESTIGATORS THAT WHEN CIRCULATING REPLICABLE BIOLOGICAL MATERIALS COMPRISING RESEARCH INFORMATION THAT HAVE NOT BEEN RELEASED IN AN UNRESTRICTED MANNER TO THIRD PARTIES TO DO SO UNDER THE TERMS AND CONDITIONS SET FORTH IN THE BIOLOGICAL MATERIAL TRANSMISSION LETTER ATTACHED HERETO AS APPENDIX A.



By  /s/ Joe W. Gray                    4/24/94
    ---------------------         --------------------
    Joe W. Gray                        Date


By  /s/ Daniel Pinkel                  5-31-94
    ---------------------         --------------------
    Daniel Pinkel                      Date


By  /s/ Maria Pallavicini              5/24/94
    ---------------------         --------------------
    Maria Pallavicini                  Date


By  /s/ Frederic Waldman               5/24/94
    ---------------------         --------------------
    Frederic Waldman                   Date


By  /s/ Burt Feurstein                 8/25/94
    ---------------------         --------------------
    Burt Feurstein                     Date


By  /s/ Brian Mayall                   5/31/94
    ---------------------         --------------------
    Brian Mayall                       Date


By  /s/ Ronald Jensen                  5/24/94
    ---------------------         --------------------
    Ronald Jensen                      Date

                                 SCHEDULE C - PAGE 1C

    Chancellor Joseph B. Martin of the University of California at San
Francisco has read and approved the terms and conditions of the option agreement titled OPTION AGREEMENT FOR INVENTIONS MADE IN THE FIELD OF MOLECULAR CYTOGENETICS.




By  /s/ Joseph B. Martin                        7/15/94
    ----------------------------------      ---------------
    Chancellor Joseph B. Martin                  Date